Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. NAMES
DAVID HANNAH CHAIRMAN OF THE BOARD AND CEO
     Los Angeles, CA — October 19, 2007 — Reliance Steel & Aluminum Co. (NYSE:RS) a Fortune 500 company, announced today that effective October 17, 2007, David H. Hannah, currently Chief Executive Officer was elected to the additional role of Chairman of the Board. Mr. Hannah, 56, became Chief Executive Officer of Reliance in January 1999. He served as President from November 1995 to January 2002. Prior to that, he was appointed a Director in 1992 and had served as an Executive Vice President and as Chief Financial Officer since he joined Reliance in May 1981.
     Joe D. Crider, a Director and previous non-executive Chairman of the Board of Reliance said, “Dave has been an invaluable leader for the past 26 years and the Company has prospered very well under his direction. He is essential to the future success of Reliance and will continue to guide the Company’s outstanding management team going forward.”
     Mr. Crider, 78, will continue as a Director until his term expires in May 2008, at which time he plans to retire from the Board of Directors. This succession plan was put in place by the Company’s independent Directors and Members of the Nominating and Governance Committee. Joe Crider became the Chairman of the Board of Reliance in February 1997. He also served as Chief Executive Officer from 1994-1999 and was President until November 1995. He has served as a Director since 1987. His commitment to Reliance spans over 45 years.
     “We recognize the wisdom, guidance and accomplishments that Joe has contributed to Reliance throughout his stellar career and we also appreciate his dedication to the Company’s growth and success,”
said David Hannah.
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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 180 locations in 37 states and Belgium, Canada, China, South Korea and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 125,000 customers in various industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2007 “Fortune 500” List, the Fortune 2007 “100 Fastest Growing Companies” List, the Fortune 2007 List of “America’s Most Admired Companies” and the 2007 Forbes “Platinum 400 List of America’s Best Big Companies.”
     This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports on file with the Securities and Exchange Commission.
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